Exhibit 99.1

Contact:

Gary J. Fuges, CFA
ValueClick, Inc.
818-575-4677

VALUECLICK RAISES 2003 GUIDANCE, PROVIDES INITIAL 2004 GUIDANCE

Anticipates 2004 Growth of More Than 50 Percent in Revenue and 130 Percent in EBITDA

WESTLAKE VILLAGE, CA – December 9, 2003 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of digital marketing media, technology and services across all major online marketing channels, today increased its financial guidance for fourth quarter and fiscal year 2003, based on ValueClick closing its acquisition of Commission Junction. ValueClick’s 2003 results will include one month’s operation of Commission Junction. ValueClick also announced its initial financial guidance for fiscal year 2004.

For the fourth quarter of 2003, ValueClick anticipates:

•                  Total revenue of approximately $27.0 million, an increase from prior guidance of $25.0 million and an approximate 44 percent increase in revenue from the fourth quarter of 2002;

•                  Diluted net income per share of $0.04 – which reflects the reduction of approximately $0.01 per fully diluted share of additional amortization of deferred stock compensation and intangible assets associated with the Commission Junction transaction – in line with prior guidance of $0.04; and

•                  EBITDA(1) in the range of $4.8 million to $5.2 million, an increase from the prior guidance range of $4.5 million to $4.9 million.

For fiscal year 2003, ValueClick anticipates:

•                  Total revenue in the range of approximately $89.5 million to $90.0 million, an increase from prior guidance range of $87.0 million to $87.5 million;

•                  Diluted net income per share of $0.10  – which reflects the reduction of approximately $0.01 per fully diluted share of additional amortization of deferred stock compensation and intangible assets associated with the Commission Junction transaction – in line with prior guidance of $0.10; and

(1)  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) included in this press release is a non-GAAP financial measure, which represents net income (loss) excluding the effects of interest, income taxes, depreciation, and amortization. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments and income from interest on our cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

•                  EBITDA in the range of $13.0 million to $14.0 million, an increase from the prior guidance range of $12.0 million to $13.0 million.

For fiscal year 2004, ValueClick anticipates:

•                  Total revenue in the range of $134.0 million to $138.0 million, an increase of more than 50 percent from current 2003 guidance range of $89.5 million to $90.0 million;

•                  Diluted net income per share in the range of $0.19 to $0.24, an increase of more than 90 percent from current 2003 guidance of approximately $0.10;

•                  EBITDA in the range of $31.0 million to $33.0 million, an increase of more than 130 percent from current 2003 guidance range of $13.0 million to $14.0 million; and

•                  Fully diluted shares of approximately 83.0 million.

“Our upward revision to our 2003 guidance and our new 2004 guidance illustrate our confidence in ValueClick’s ability to deliver strong organic growth next year, as well as growth from the businesses we acquired in 2003,” said James Zarley, chairman and chief executive officer of ValueClick. “We have an optimistic view of 2004, and expect to further establish ValueClick as the single-source provider of web, email, affiliate, and search marketing solutions for digital marketers.”

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our four business units:

•                  ValueClick Media (media.valueclick.com) provides a wide range of online marketing solutions – including Web Marketing, Email Marketing, Lead Generation Marketing and Search Marketing – to create awareness, build brands, deliver targeted visitors, generate leads, drive sales, and grow customer relationships.

•                  Be Free/Commission Junction (www.befree.com, www.cj.com) provides measurable, ROI-focused technology and services to help marketers increase online leads and sales, utilizing Affiliate Marketing, Search Marketing, and Automated Merchandising.

•                  Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and website publishers manage their online advertising and permission-based email campaigns.

•                  AdWare (www.adware.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and

Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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